EXHIBIT 99.1
Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 16, 2008
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION REPORTS EARNINGS
OF $2,089,000 FOR FIRST QUARTER 2008
BILOXI, MS (April 16, 2008)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported first quarter 2008 earnings totaled $2,089,000, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income for the quarter was 23% lower than earnings for the same period the year before. Earnings per share for the quarter totaled $.39 per average weighted share, compared to $.49 per share in the period the year before. Earnings per share figures are based on weighted average shares outstanding of 5,396,898 and 5,548,199 on March 31, 2008 and March 31, 2007, respectively.
The reduction in the number of weighted average shares outstanding for the latest quarter reflects the stock repurchase program announced in August 2007, which authorized the repurchase of 2.5% of outstanding common shares.
“Our earnings for the first quarter were adversely impacted by the national credit crisis that forced the Federal Reserve to abruptly reduce short term interest rates by 125 basis points in January and by 75 basis points in March,” said Swetman. “In addition, our non-interest expense rose as a result of increased depreciation created by the completion last year of our ambitious capital expansion program,” he added.
“While we cannot completely escape the effects of the national credit crisis, our bank is not suffering deterioration of our asset quality, as so many other institutions have experienced across the country. In fact, our non-accruing loans totaled only $206,000 this quarter, compared to $2,268,000 during the same period last year. In addition, our loan volume increased 8% over first quarter of 2007 and another 1% sequentially over last quarter,” he said.
Founded in 1896, with $897 million in assets as of March 31, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except per share figures)
EARNINGS SUMMARY

Three Months Ended March 31,	2008	2007

Net interest income	$7,201	$7,429
Provision for loan losses	46	49
Non-interest income	2,538	2,650
Non-interest expense	6,565	6,026
Income taxes	1,039	1,288
Net income	2,089	2,715
Earnings per share	.39	.49
PERFORMANCE RATIOS

March 31,	2008	2007

Return on average assets	.91%	1.10%
Return on average equity	7.71%	10.89%
Net interest margin	3.55%	3.39%
Efficiency ratio	68%	60%
BALANCE SHEET SUMMARY

March 31,	2008	2007

Total assets	$897,404	$986,762
Loans	456,753	422,702
Securities	355,313	483,400
Total deposits	569,632	622,465
Total federal funds purchased	196,156	238,264
Shareholders’ equity	110,626	101,160
Book value per share	20.50	18.23
Weighted average shares	5,396,898	5,548,199
PERIOD END DATA

March 31,	2008	2007

Allowance for loan losses as a percentage of loans	2.06%	2.57%
Loans past due 90 days and still accruing	1,275	3,205
Nonaccrual loans	206	2,268
Primary capital	13.02%	11.36%